NSAR ITEM 77O

VK Technology Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Tellium        Thomas Weisel   11,700    0.130       5/17/01
                                 Partners LLC

    2            Peabody Energy  Lehman Brothers  44,500  0.297       5/21/01
                   Corp.


Underwriters for #1
Morgan Stanley & Co. Incorporated
Thomas Weisel Partners LLC
UBS Warburg LLC
CIBC World Markets Corp.
Wit SoundView Corporation
Robert W. Baird & Co. Incorporated
Dain Rauscher Wessels (A Division of Dain Rauscher)
A.G. Edwards & Sons, Inc.
First Albany Corporation
Edward D. Jones & Co., L.P.
Neuberger Berman, LLC
Brad Peery Inc.


Underwriters for #2
Lehman Brothers Inc.
Bear, Stearns & Co. Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
A.G. Edwards & Sons, Inc.
ABN AMRO Rothschild LLC
Fidelity Capital Markets, a division of National Financial Services LLC Prudential Securities Incorporated
Robertson Stephens, Inc.
Scotia Capital (USA) Inc.
SB Cowen Securities Corporation
Stifel, Nicolaus & Company, Incorporated
Cazenove Inc.
First Southwest Company
Johnson Rice & Company L.L.C.
Edward D. Jones & Co. L.P.
Petrie Parkman & Co.]
Sanders Morris Harris
Lehamn Brothers International (Europe)
Bear, Stearns International Limited
Merrill Lynch International
Morgan Stanley & Co. International Limited
UBS AG, acting through its business group UBS Warburg
Cazenove & Co.